UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2003

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park 80 East Saddle Brook, New Jersey (Address of Principal Executive Offices)		07663-5291 (Zip Code)

201-791-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Item 5.  Other Events and Regulation FD Disclosure.

Sealed Air Corporation (the “Company”) issued the following press release on April 14, 2003:

Sealed Air Completes $300 Million Private Offering of Senior Notes Due 2008

SADDLE BROOK, N.J., Monday, April 14, 2003 — Sealed Air Corporation (NYSE:SEE) announced today that it had completed a $300 million offering of senior notes due 2008 pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The notes, with a coupon of 5.375% per annum, were sold to investors at a price of 99.46% of the principal amount. The Company intends to use the net proceeds of the offering for general corporate purposes, which may include the funding of a portion of the cash payment required to be made in connection with its asbestos litigation settlement, repurchases of its convertible preferred stock and other working capital purposes.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without an applicable exemption from the registration requirements of the Securities Act.

Forward Looking Statements

Certain statements made by the Company in this press release may be forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “expects,” “intends,” “plans,” “estimates” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, including changes in economic, political, business and market conditions in the geographic areas in which the Company conducts business, acts and effects of war or terrorism, factors affecting customers, exchange rates, the success of new products, raw material and energy costs and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and in the Company’s other publicly available filings with the Securities and Exchange Commission.

Contact:  Philip H. Cook      (201) 791-7600

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

By:

/s/ Jeffrey S. Warren

	Name:	Jeffrey S. Warren
	Title:	Controller

Dated: April 14, 2003